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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875


                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

               and supplemented by a Prospectus Supplements dated
                    January 26, 1999 and February 1, 1999 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         On February 3, 1999, the Guez Living Trust (the "Trust") sold 17,500 shares of common stock. The shares were sold by the Trust in an open market transaction at $70.125 per share, effected by Prudential Securities Incorporated ("Prudential"), as agent, with the payment by the Trust of a commission of $.07 per share. Further, on February 3, 1999, the Trust sold 2,500 shares of common stock. The shares were sold by the Trust in an open market transaction at $70.1875 per share, effected by Prudential, as agent, with the payment by the Trust of a commission of $.07 per share.

         Immediately following these transactions, the Trust beneficially owned 110,000 shares subject to the Trust's obligation to deliver 10,000 shares upon exercise of option contracts written by the Trust.

         On February 1, 1999, Slauson Limited Partnership ("Slauson") sold 200 call option contracts, each contract providing the holder with the right to purchase 100 shares of common stock at a strike price of $70 per share. These contracts expire on August 20, 1999. The contracts were sold by Slauson in an open market transaction effected by Prudential, as agent, with the payment by Slauson of a commission of $1,605.18. The contracts were sold at $11.375 per contract.

         On February 3, 1999, Slauson sold 9,000 shares of common stock. The shares were sold by Slauson in an open market transaction at $70.00 per share, effected by Prudential Securities Incorporated ("Prudential"), as agent, with the payment by Slauson of a commission of $.07 per share. Further, on February 3, 1999, Slauson sold 11,000 shares of common stock. The shares were sold by Slauson in an open market transaction at $70.50 per share, effected by Prudential, as agent, with the payment by Slauson of a commission of $.07 per share.

         Immediately following these transactions, Slauson beneficially owned 70,000 shares subject to Slauson's obligation to deliver 70,000 shares upon exercise of the option contracts written by Slauson.

         On February 5, 1999, the closing price per share on the Nasdaq National Market was $65.625.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is February 8, 1999.